As filed with the United States Securities and Exchange Commission on September 29, 2000

          Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

C.H. ROBINSON WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1883630
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

8100 Mitchell Road	55344-2248
Eden Prairie, Minnesota	(Zip Code)
(Address of Principal Executive Offices)

ROBINSON COMPANIES NONQUALIFIED DEFERRED COMPENSATION PLAN
(Full title of the Plan)

Owen P. Gleason	Copy to:
Vice President, General Counsel and Secretary	Robert A. Kuhns
C.H. Robinson Worldwide, Inc.	Dorsey & Whitney LLP
8100 Mitchell Road	Pillsbury Center South
Eden Prairie, Minnesota 55344-2248	220 South Sixth Street
(Name and address of agent for service)	Minneapolis, Minnesota 55402

(952) 937-8500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price (2)	Amount of registration fee

Deferred Compensation Obligations	$10,000,000	100%	$10,000,000	$2,640

(1)
The Deferred Compensation Obligations are unsecured obligations of C.H. Robinson Worldwide, Inc. to pay deferred compensation in the future in accordance with the terms of the Robinson Companies Nonqualified Deferred Compensation Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

          The following documents, which have been filed by C.H. Robinson Worldwide, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement (the “Registration Statement”) :

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

(c)	The Company’s Current Report on Form 8-K/A filed February 25, 2000.

(d)
The description of the Company’s Common Stock contained in any registration statement or report filed by the Company under the Exchange Act, including any amendment or report filed by the Company for the purpose of updating such description.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such reports and documents.

Item 4.    Description of Securities.

          The securities offered hereby are Deferred Compensation Obligations (as defined below) of the Company which are being offered to eligible employees of the Company and its participating affiliates under the Robinson Companies Nonqualified Deferred Compensation Plan (the “Plan”). The Plan permits participants to defer base salary and/or cash incentive compensation in accordance with the terms of the Plan. The Plan also permits participants to defer the delivery of shares of Company Common Stock representing the gain on the exercise of incentive stock options and nonqualified stock options in accordance with the terms of the Plan. The amount of compensation and/or stock representing the gain on the exercise of options to be deferred by each participant will be based on elections by each participant under the terms of the Plan. The amounts of base salary, cash incentive compensation and option gain deferred by participants under the Plan are referred to as “Deferred Compensation Obligations.” The Deferred Compensation Obligations are denominated in U.S. dollars or in stock units and will be payable in U.S. dollars or shares of Company Common Stock on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. The Deferred Compensation Obligations that are credited to a participant’s stock unit account will be paid in shares of Company Common Stock.

          In connection with the Plan, the Company has created a non-qualified grantor trust (the “Trust”), commonly known as a “Rabbi Trust.” The assets of the Trust will be used to pay benefits. The assets of the Trust are subject to the claims of general creditors of the Company. As a result, the Deferred Compensation Obligations will be unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

          The amounts of base salary, cash incentive compensation and option gain deferred by a participant (a “ Deferral”) will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more index funds selected by the participant in accordance with the terms of the Plan. The index funds include various mutual funds, with different degrees of risk, and a stock fund whose return reflects the return on the Company’s Common Stock. Participants may reallocate amounts among the various index funds on a daily basis, except that stock units credited to a participant’s account must remain in that account and may not be reallocated out of that account. The Deferrals may or may not actually be invested in the index funds available under the Plan.

          The Plan provides that the Company may make additional contributions to individual participants’ Deferral accounts, at its sole discretion.

          The Company reserves the right to amend the Plan prospectively at any time, including the right to completely terminate the Plan and pay out all account balances to all participants in the Plan. No amendment will reduce a participant’s account balance as of the date of such amendment.

          A participant’s rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

Item 5.    Interests of Named Experts and Counsel.

          Owen P. Gleason, who has given an opinion of counsel with respect to the securities to which the Registration Statement relates, is an employee, officer (Vice President, General Counsel and Secretary) and director of the Company. As of September 29, 2000, Mr. Gleason owned, directly or indirectly, 455,127 shares of the Company’s Common Stock and is eligible for participation in the Plan.

Item 6.    Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

          Article X of the Company’s Certificate of Incorporation and Section 3.14 of the Company’s Bylaws provide, among other things, that the Company shall indemnify each director and officer to the full extent permitted by Delaware Law.

          The Company also purchases and maintains directors’ and officers’ liability insurance and corporate reimbursement policies insuring directors and officers against loss arising from claims made arising out of the performance of their duties.

Item 7.    Exemption from Registration Claimed.

          Not applicable.

Item 8.    Exhibits.

4	Robinson Companies Nonqualified Deferred Compensation Plan.

5	Opinion of Owen P. Gleason as to the validity of the securities covered by the Registration Statement.

23.1	Consent of Arthur Andersen LLP, independent public accountants.

23.2	Consent of Owen P. Gleason (included in opinion filed as Exhibit 5).

24	Power of attorney.

Item 9.    Undertakings.

          (a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

          (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

          (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on September 29, 2000.

C.H. ROBINSON WORLDWIDE, INC.

By:	/s/ D. R. Verdoorn

D. R. Verdoorn
Chairman of the Board and Chief
Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 29, 2000.

Signature	Title

/s/ D.R. Verdoorn D.R. Verdoorn	Chairman of the Board and Chief Executive Officer (principal executive officer)

/s/ Chad M. Lindbloom Chad M. Lindbloom	Vice President and Chief Financial Officer (principal financial officer)

/s/ Thomas K. Mahlke Thomas K. Mahlke	Corporate Controller (principal accounting officer)

/s/ Dale S. Hanson Dale S. Hanson	Director

/s/ Looe Baker III Looe Baker III	Director

/s/ Barry W. Butzow Barry W. Butzow	Senior Vice President and Director

/s/ Owen P. Gleason Owen P. Gleason	Vice President, General Counsel, Secretary and Director

/s/ Gregory D. Goven Gregory D. Goven	Senior Vice President and Director

/s/ Robert Ezrilov Robert Ezrilov	Director

/s/ Gerald A. Schwalbach Gerald A. Schwalbach	Director

*	Executed on behalf of the indicated officers and directors of the registrant by Owen P. Gleason, duly appointed attorney-in-fact.

By	/s/ Owen P. Gleason

Owen P. Gleason
Attorney-in-Fact
EXHIBIT INDEX

Exhibit No.
4	Robinson Companies Nonqualified Deferred Compensation Plan.

5	Opinion of Owen P. Gleason as to the validity of the securities covered by the Registration Statement.

23.1	Consent of Arthur Andersen LLP, independent public accountants.

23.2	Consent of Owen P. Gleason (included in opinion filed as Exhibit 5).

24	Power of attorney.